As filed with the Securities and Exchange Commission on ____________, 2004.	Registration No. 333-41516

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT TO THE FORM SB-2REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LUNA GOLD CORP.
(Name of small business issuer in its charter)

Wyoming	1081	98-0226032
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

LUNA GOLD CORP.	Conrad C. Lysiak, Esq.
777 Dunsmuir Street	601 West First Avenue, Suite 503
Suite 1600	Spokane, Washington 99201
Vancouver, British Columbia	(509) 624-1475
Canada V7Y 1K4
(604) 689-7317
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

LUNA GOLD CORP.
POST EFFECTIVE AMENDMENT
TO DEREGISTER
UNSOLD SHARES OF COMMON STOCK
OFFERED BY THE COMPANY

On January 16, 2004, our form SB-2 registration statement was declared effective by the Commission wherein we offered for sale to the public up to 3,000,000 shares of common stock on a self underwritten basis, 1,000,000 shares minimum, 3,000,000 shares maximum. The offering price was $0.30 per share.

We also registered for sale by certain warrantholders, 4,416,667 Class A Warrants and 4,416,667 shares of common stock underlying the Class A Warrants.

We also registered for sale by certain warrantholders, 1,250,000 Class B Warrants and 1,250,000 shares of common stock underlying the Class B Warrants.

We also registered for sale by certain selling shareholders, 11,087,109 shares of common stock.

On July 15, 2004 we elected to terminate the offering of the 3,000,000 shares of common stock on a self underwritten basis, 1,000,000 shares minimum, 3,000,000 shares maximum.

Further, on July 6, 2004, the Class A Warrants expired, however, all of the Class A Warrants had been sold and exercised.

Pursuant to the registration statement, we represented that we would remove from registration by post effective amendment any securities being registered which remain unsold at the termination of the offering. Therefore pursuant to the post-effective amendment we hereby remove from registration the 3,000,000 shares of common stock offered by us on a self underwritten basis, 1,000,000 shares minimum, 3,000,000 shares maximum. No shares were ever sold by us.

We do not withdraw from registration, the remaining securities covered by the foregoing SB-2 registration statement declared effective on January 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post Effective Amendment to our Form SB-2 Registration Statement and has duly caused this Post Effective Amendment to our Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 28th day of July, 2004.

LUNA GOLD CORP.

BY:	/s/ Tim Searcy
Tim Searcy, President and Principal Executive Officer

BY:	/s/ Marcel de Groot
Marcel de Groot, Secretary/Treasurer, Principal Financial Officer, and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Tim Searcy, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tim Searcy	President, Principal Executive Officer, and	July 28, 2004
Tim Searcy	Director

/s/ David E. De Witt	Director	July 28, 2004
David E. De Witt

/s/ Marcel de Groot	Director	July 28, 2004
Marcel de Groot

/s/ Carl Hering	Director	July 28, 2004
Carl Hering